                                                Exhibit 99.1

OCI ENTERPRISES INC. COMPLETES SALE OF GENERAL PARTNER AND LIMITED PARTNER INTERESTS IN OCI RESOURCES LP TO CINER ENTERPRISES INC. OF CINER GROUP
AND
OCI RESOURCES LP WILL CHANGE NAME TO CINER RESOURCES LP
Atlanta, Ga. (October 26, 2015)- OCI Enterprises Inc., the North American subsidiary of OCI Company Ltd. (“OCI”) of Seoul, Korea, today announced it has completed the previously-announced sale of its approximately 73% limited partner interest in OCI Resources LP (NYSE: OCIR) (“OCI Resources” or the “Partnership”), as well as its 2% general partner interest and related incentive distribution rights, to Ciner Enterprises Inc., an affiliate of Ciner Group of Istanbul, Turkey, for a total consideration amount of approximately $430 million. Additional details regarding the transaction can be found in a presentation available on the Partnership’s website at: http://ociresources.com/files/OCIR-Investor-Presentation-Ciner-Slides.pdf.
In connection with the closing of the transaction, the Partnership will change its name to Ciner Resources LP, with such name change expected to be effective on November 5, 2015, and the publicly traded units of the Partnership are expected to begin trading the following day (November 6, 2015) after the open of market trading on the New York Stock Exchange under a new ticker symbol - CINR.
OCI Resources will continue to operate as a publicly traded Master Limited Partnership with the current management team remaining with the Partnership. The transaction does not involve the sale or purchase of any OCI Resources common units held by the public.
In connection with these changes, the general partner of the Partnership will also change its name to Ciner Resource Partners LLC and OCI Wyoming LLC (“OCI Wyoming”) will change its name to Ciner Wyoming LLC, with such name changes expected to be effective on November 5, 2015.
OCI Resources owns a controlling interest comprised of a 51% membership interest in OCI Wyoming, one of the largest and lowest-cost producers of natural soda ash in the world. Ciner Group, through its subsidiary, Eti Soda, operates a natural soda ash production facility in the world's second largest trona ore bed located in Beypazari, Turkey.
“Ciner Group has been expanding their position in the global soda ash market and we are excited about this partnership and how it could expedite the cash flow growth of OCI Resources,” said OCI Resources President and CEO Kirk Milling.
“Ciner Group is pleased to welcome OCI Resources to our family of companies. With its position in markets that are complementary to ours, OCI Resources brings solid operational and financial performance as well as industry-leading safety performance," said Turgay Ciner, Chairman, Ciner Group.
Citi acted as financial advisor, Dechert LLP served as legal advisor to OCI Enterprises Inc. and White & Case LLP served as legal advisor to Ciner Group with the assistance of Regnum Solicitors acting as in-house legal advisor to Ciner Group.
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ABOUT OCI ENTERPRISES INC.
OCI Enterprises Inc. is a chemical and green energy company headquartered in Atlanta, Ga. It is the North American subsidiary of OCI Company Ltd., of Seoul, Korea. OCI Enterprises Inc. is comprised of two divisions: Atlanta-based OCI Chemical Corporation and San Antonio-based OCI Energy LLC.
ABOUT OCI RESOURCES LP
OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
ABOUT OCI COMPANY LTD.
OCI Company Ltd. is a global leading green energy and chemical company founded in 1959 in Seoul, South Korea. It has developed a diversified portfolio of products and solutions for a broad spectrum of industries in the renewable energy sector, namely polysilicon raw materials for solar cells, fumed silica vacuum insulation panel (product: ENERVAC), sapphire ingots for LEDs and solar photovoltaic power as well as chemical products for the petro and coal chemical sector and the inorganic chemical and specialty gases sector. OCI has a customer base spanning 80 countries with about $3 billion in sales in 2014. OCI has been awarded Best Performing Chemical Company in the Dow Jones Sustainability Index (DJSI) Asia Pacific Region for three years in addition to earning ‘The Green Company Certification’ for the first time in Korea in 2010. OCI has more than 4,800 employees and operates in more than 20 overseas subsidiaries and regional branches in Asia, the U.S. and Europe.
ABOUT CINER GROUP
Established in 1978, Ciner Group is primarily active in energy, mining, shipping and media and is one of the largest conglomerates in Turkey.
Investor Relations:
Scott Humphrey
(770) 375-2387
shumphrey@ocienterprises.com

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.